UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Pacific Biosciences of California, Inc.

(Name of Registrant as Specified In Its Charter)

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April 3, 2015

Dear Pacific Biosciences of California, Inc. Stockholder:

You are cordially invited to attend our 2015 Annual Meeting of Stockholders, which will be held on May 20, 2015 at 9:00 a.m. Pacific Time at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304.

During the Annual Meeting, stockholders will be asked to vote on both of the proposals set forth in the Notice of Annual Meeting of Stockholders and described in the Proxy Statement, which describe the formal business to be conducted at the Meeting.

It is important that your shares are represented and voted at the Annual Meeting.  Whether or not you plan to attend, please ensure your representation at the Annual Meeting by voting as soon as possible.  We urge you to review carefully the proxy materials and to vote:

•	FOR each of the nominees for our Class II directors;
•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Thank you for your continued support of Pacific Biosciences.

Sincerely,

Michael Hunkapiller, Ph.D.

Chairman, President and Chief Executive Officer

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PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

May 20, 2015

9:00 a.m. Pacific Time

Pacific Biosciences of California, Inc.’s 2015 Annual Meeting of Stockholders will be held on Wednesday,  May 20, 2015 at 9:00 a.m. Pacific Time at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304.  During the Annual Meeting our stockholders will be asked:

•	To elect the three directors nominated by our Board of Directors and named in the proxy statement as Class II directors to serve for a three year term;
•	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;
•	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Stockholders of record who owned shares of our common stock at the close of business on April 2, 2015 are entitled to receive notice of, attend, and vote at the Annual Meeting. A complete list of these stockholders will be available at our corporate offices at 1380 Willow Road, Menlo Park, California 94025 during regular business hours for the ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. If you received notice of how to access the proxy materials via the Internet, a proxy card was not sent to you and you may vote only by telephone or via the Internet. If you received a proxy card and other proxy materials by mail, you may vote by mailing a completed proxy card, by telephone or via the Internet. Your vote must be received by 11:59 p.m. Eastern Time, on Tuesday,  May 19, 2015. For specific voting instructions, please refer to the information provided in the proxy statement, together with your proxy card or the voting instructions you received with the proxy statement.

By Order of the Board of Directors,

Stephen M. Moore

Vice President, General Counsel and Corporate Secretary

Menlo Park, California

April 3, 2015

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

1380 Willow Road

Menlo Park, California 94025

_______________________

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 20, 2014

_______________________

GENERAL INFORMATION

We are providing you with these proxy materials in connection with the solicitation by the Board of Directors of Pacific Biosciences of California, Inc. of proxies to be used at our 2015 Annual Meeting of Stockholders. The Annual Meeting will be at held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304 on May 20, 2015 at 9:00 a.m. Pacific Time. This proxy statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Pacific Biosciences” or the “Company” refers to Pacific Biosciences of California, Inc., a Delaware corporation.

This proxy statement and the accompanying proxy card or voting instruction form will first be made available to our stockholders on or about April 3, 2015. See the section titled “Fiscal Year 2014 Annual Report and SEC Filings” for information on accessing our 2014 Annual Report to Stockholders.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•	Proposal 1: To elect the three directors nominated by our Board of Directors and named in this proxy statement as Class II directors to serve for a three-year term;
•	Proposal 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of the three directors nominated by our Board of Directors and named in this proxy statement as Class II directors to serve for a three year term;
•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting. We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 2, 2015, which we refer to as the record date, may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the record date.

A complete list of these stockholders will be available at our corporate offices at 1380 Willow Road, Menlo Park, California 94025 during regular business hours for the ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting at the meeting location. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record.  You are a stockholder of record if at the close of business on the record date your shares were registered directly in your name with Computershare Shareholder Services, our transfer agent.

Beneficial Owner.  You are a beneficial owner if at the close of business on the record date your shares were held by a brokerage firm or other nominee and not in your name.  Being a beneficial owner means that, like many of our stockholders, your shares are held in “street name.”  As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides.  If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will not be able to vote your shares with respect to the proposals.  Please see “What if I do not specify how my shares are to be voted?” for more information.

Do I have to do anything in advance if I plan to attend the Annual Meeting in person?

If you are a stockholder of record, you do not need to do anything in advance to attend or vote at the Annual Meeting in person.  If you are a beneficial owner, you must bring a legal proxy from the organization that holds your shares in order to vote your shares at the Annual Meeting in person.

How do I vote and what are the voting deadlines?

Stockholders of Record.  If you are a stockholder of record, there are several ways for you to vote your shares.

•

By mail.  If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than May 19, 2015 to be voted at the Annual Meeting.

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By telephone or via the Internet.  You may vote your shares by telephone or via the Internet by following the instructions provided in the proxy card. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern  Time on May 19, 2015.

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In person at the Annual Meeting.  You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owners.  If you are a beneficial owner of your shares, you should have received the Proxy Materials and voting instructions from the broker or other nominee holding your shares. You should follow the voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record.  If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual meeting by:

•	Signing and returning a new proxy card with a later date;
•	Entering a new vote by telephone or via the Internet by 11:59 p.m. Eastern Time on May 19, 2015;
•	Delivering a written revocation to our Corporate Secretary at Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, California 94025, by 11:59 p.m. Eastern Time on May 19, 2015; or
•	Attending the Annual Meeting and voting in person.

Beneficial Owners.  If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote.

What if I do not specify how my shares are to be voted?

Stockholders of Record.  If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of the three Class II directors nominated by our Board of Directors and named in this proxy statement (Proposal 1);
•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2); and
•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners.  If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the NYSE’s rules, brokers and other nominees do not have discretion to vote on non-routine matters such as Proposal 1. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may not vote your shares on Proposal 1.

What constitutes a quorum, and why is a quorum required?

We need a quorum of stockholders to hold our Annual Meeting.  A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the record date are represented at the Annual Meeting either in person or by proxy. As of the close of business on the record date April 2, 2015, we had 74,542,159 shares of common stock outstanding and entitled to vote at the Annual Meeting, meaning that 37,271,080 shares of common stock must be represented in person or by proxy to constitute a quorum.

Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting.  Abstentions and broker non-votes will also count towards the quorum requirement. If there is not a quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What is the effect of a broker non-vote?

Brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposal 2).

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 - Election of three Class II directors	Plurality of votes cast	No

Proposal 2 - Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm	Majority of the shares entitled to vote and present in person or represented by proxy	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote.  The three nominees receiving the most FOR votes will be elected.  You may not cumulate votes in the election of directors.  If you ABSTAIN from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN.  If you ABSTAIN from voting on this proposal, the abstention will have the same effect as an AGAINST vote.

Who will count the votes?

Computershare Shareowner Services, our transfer agent, has been engaged to receive and tabulate stockholder votes. Computershare will separately tabulate FOR, AGAINST and WITHHOLD votes, abstentions, and broker non-votes. Computershare will also certify the election results and perform any other acts required by the Delaware General Corporation Law.

Who is paying for the costs of this proxy solicitation?

Pacific Biosciences will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet by Pacific Biosciences personnel who will not receive additional compensation for such solicitation. In addition, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting.  Final results also will be published in a current report on Form 8-K to be filed with the SEC after the Annual Meeting.

CORPORATE GOVERNANCE

Overview

The Board oversees our Chief Executive Officer and other senior management in the competent and ethical operation of our business and affairs and assures that the long-term interests of the stockholders are being served. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines available on the Company’s website at www.pacb.com, under “Corporate Governance.”

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines, the roles of Chairman and Chief Executive Officer may be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon the needs of the Company and the Board’s assessment of our leadership from time to time. The Board believes that, at this time, it is in the best interests of Pacific Biosciences and its stockholders for Michael Hunkapiller, Ph.D., to serve as our Chairman and Chief Executive Officer, and William Ericson, an independent director, to serve as Lead Independent Director.

Combining the roles of Chairman and Chief Executive Officer promotes unified leadership and direction for Pacific Biosciences, allowing for operational effectiveness and efficiencies that ensure the implementation of strategic initiatives and business plans to optimize stockholder value.

The Board believes the combined role of Chairman and Chief Executive Officer, together with the role of the Lead Independent Director, appropriately balances the Company’s leadership. The role of our Lead Independent Director helps ensure a strong, independent, and active Board.  The Lead Independent Director presides over executive sessions without the presence of the non-independent directors or members of the Company’s management from time to time as deemed necessary or appropriate. The Lead Independent Director also has the authority to call meetings of the independent directors and is available for consultation or direct communication.  The Board, including each of its committees, also has complete and open access to all members of management and the authority to retain independent advisors as members deem appropriate.  In addition, the members of the Audit, Compensation, and Corporate Governance and Nominating Committees are independent directors, and the committee chairs regularly hold executive sessions without management, including the Chief Executive Officer, present.

The Board’s Role in Risk Oversight

Our management has day-to-day responsibility for identifying risks facing the Company, including implementing suitable mitigating processes and controls, assessing risks in relation to Company strategies and objectives, and appropriately managing risks in a manner that serves the best interests of the Company, its stockholders, and other stakeholders.  Our Board of Directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks.

Generally, various committees of our Board of Directors oversee risks associated with their respective areas of responsibility and expertise. For example, our Audit Committee oversees, reviews and discusses with management and the independent auditors, our major risk exposures and the steps management has taken to monitor and mitigate those exposures. Our Compensation Committee oversees risks associated with our compensation policies, plans and practices.  Our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence and Board composition and organization. Management and other employees report to the Board and/or relevant committee from time to time on risk-related issues.

Director Independence

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Messrs. Byers, Ericson, Livingston and Mohr, Ms. Ordoñez,  and Drs. Botstein, Milligan and Shapiro, representing eight of our nine directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The NASDAQ Stock Market.

Our Board of Directors also determined that Messrs. Livingston and Mohr and Dr. Milligan, who comprise our Audit Committee, Messrs. Ericson and Mohr and Dr. Milligan, who comprise our Compensation Committee, and Messrs. Byers and Ericson and Dr. Shapiro, who comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for those committees established by applicable SEC rules, including Rule 10A-3 of the Exchange Act, and the rules of The NASDAQ Stock Market. In making this determination, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

The Board of Directors believes that the independence of the Board members satisfies the independence standards established by applicable SEC rules and the rules of The NASDAQ Stock Market.

Director Nominations

Candidates for nomination to our Board of Directors are selected by the Corporate Governance and Nominating Committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by the Board regarding director candidate qualifications. The Corporate Governance and Nominating Committee will evaluate all candidates in the same manner and using the same criteria, regardless of the source of the recommendation.

The Corporate Governance and Nominating Committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. The Corporate Governance and Nominating Committee considers factors such as character, integrity, judgment, diversity of experience (including age, gender, international background, race and professional experience), independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like. The Corporate Governance and Nominating Committee considers the following minimum qualifications to be satisfied by any nominee to the Board: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing Board; the ability to assist and support management and make significant contributions to the Company’s success; and an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

Based on the Corporate Governance and Nominating Committee’s recommendation, the Board selects director nominees and recommends them for election by our stockholders, and also fills any vacancies that may arise between annual meetings of stockholders.

The Corporate Governance and Nominating Committee will consider director candidates who are timely proposed by our stockholders in accordance with our bylaws and other procedures established from time to time by the Corporate Governance and Nominating Committee.

If you would like the Corporate Governance and Nominating Committee to consider a prospective director candidate, please follow the procedures in our bylaws and submit the candidate’s name and qualifications to: Corporate Secretary, Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, CA 94025.

Codes of Business Conduct and Ethics

We have adopted a code of business conduct that is applicable to all of our employees, officers,  and directors. In addition, we have adopted a code of ethics that is applicable to our chief executive and senior financial and legal officers.  Our code of business conduct is available on the Investor Relations page of our website at www.pacb.com under “Corporate Governance”. We will post amendments to or waivers of our code of business conduct on the same website.

Communication with the Board of Directors

 Any stockholder communication with our Board or individual directors should be directed to Pacific Biosciences of California, Inc., c/o Corporate Secretary, 1380 Willow Road, Menlo Park, CA 94025. The Corporate Secretary will forward these communications, as appropriate, directly to the director(s). The independent directors of the Board review and approve the stockholder communication process periodically in an effort to enable an effective method by which stockholders can communicate with the Board.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board and Committee Meetings

Our Board of Directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time.  The Board of Directors met four times during fiscal year 2014. Each director attended at least 75% or more of (a) the total number of meetings of the Board of Directors held during fiscal year 2014,  and (b) the total number of meetings held by all committees of the Board of Directors on which such director served during fiscal year 2014, except for Ms. Ordoñez, who attended 25% of such meetings in fiscal year 2014, because Ms. Ordoñez was appointed to the Board of Director on December 17, 2014.

The names of the nominees and directors, their ages and certain other information about them are set forth below:

Name of Director	Age	Position	Class and Term
Michael Hunkapiller, Ph.D.	66	President, CEO and Chairman of the Board of Directors	Class II, term expires 2015
David Botstein, Ph.D.	72	Director	Class III, term expires 2016
Brook Byers	69	Director	Class I, term expires 2017
William Ericson	56	Director	Class III, term expires 2016
Randy Livingston	61	Director	Class II, term expires 2015
John Milligan, Ph.D.	54	Director	Class I, term expires 2017
Marshall Mohr	59	Director	Class II, term expires 2015
Kathy Ordoñez (1)	64	Director	Class III, term expires 2016
Lucy Shapiro, Ph.D.	74	Director	Class I, term expires 2017

__________

(1)	Ms. Ordoñez was appointed to the Board of Directors on December 17, 2014.

The principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board of Directors to conclude that they should serve on the Board, are described below. There are no family relationships among any of our directors or executive officers.

Michael Hunkapiller, Ph.D. became our President and Chief Executive Officer in 2012. He is Chairman of our Board of Directors, and has served on our Board of Directors since 2005.  Since November 2004, Dr. Hunkapiller has been a General Partner at Alloy Ventures, or Alloy, a venture capital firm. Prior to Alloy, Dr. Hunkapiller spent 21 years at Applied Biosystems. At Applied Biosystems, he held various positions, most recently serving as president and general manager. Dr. Hunkapiller holds a Ph.D. in Chemical Biology from the California Institute of Technology and a B.S. in Chemistry from Oklahoma Baptist University. We believe that Dr. Hunkapiller possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his long history with Pacific Biosciences, as well as his extensive experience at Applied Biosystems.

David Botstein, Ph.D. has been a member of our Board of Directors since 2012. Effective January 2014, Dr. Botstein is the Chief Scientific Officer at Calico Life Sciences. Dr. Botstein was formerly Director of the Lewis-Sigler Institute for Integrative Genomics and Anthony B. Evnin Professor of Genomics at Princeton University, where he served from 2003 to 2013. From 1990 to 2003 he was Chairman of the Department of Genetics at Stanford University. Previously, he was Vice President for Science at Genentech. He is a member of the National Academy of Sciences and the Institute of Medicine, and has received numerous awards for his achievements in science. Dr. Botstein has made fundamental contributions to modern genetics, including the discovery of many yeast and bacterial genes and the establishment of key techniques that are commonly used today. In 1980, Dr. Botstein and three colleagues proposed a method for mapping genes that laid the groundwork for the Human Genome Project. Dr. Botstein holds a Ph.D. in Human Genetics from the University of Michigan and an A.B. in Biochemical Sciences from Harvard.  We believe that

Dr. Botstein possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his extensive experience in the life sciences industry.

Brook Byers has been a member of our Board of Directors since 2004. Mr. Byers has been a venture capital investor since 1972 and is a Managing Partner of Kleiner Perkins Caufield & Byers. He has been closely involved with more than 50 new technology-based ventures, many of which have already become public companies. He formed the first life sciences practice group in the venture capital profession in 1984 and led Kleiner Perkins Caufield & Byers to become a premier venture capital firm in the medical, healthcare and biotechnology sectors. Mr. Byers served on the board of directors of Genomic Health, Inc. from 2001 to 2011 and currently serves on the board of directors of CareDx, Foundation Medicine and Veracyte. Mr. Byers holds a B.S. degree in Electrical Engineering from the Georgia Institute of Technology and an M.B.A from Stanford University. We believe that Mr. Byers possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience with growing multiple companies in the life sciences industry and his leadership in personalized medicine initiatives.

William Ericson has been a member of our Board of Directors since 2004 and our Lead Independent Director since 2010. Mr. Ericson is a Managing Partner at Mohr Davidow Ventures, or MDV, a venture capital firm. He joined MDV in 2000 after more than a decade of working closely with entrepreneurs to start and build innovative businesses in the role of lawyer, board member, entrepreneur and investor, and has led MDV’s focus on personalized medicine investing since 2003. Mr. Ericson holds a B.S.F.S. from Georgetown University School of Foreign Service and a J.D. from Northwestern University School of Law. We believe that Mr. Ericson possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience with multiple companies in the life sciences industry and his focus on companies with molecular diagnostic platforms that will enable the vision of personalized medicine.

Randy Livingston has been a member of our Board of Directors since 2009. He has served as Vice President for Business Affairs and Chief Financial Officer of Stanford University since March 2001. Before joining Stanford, Mr. Livingston served as the executive vice president, chief financial officer and a director of OpenTV Corp. from 1999 to 2001. Before joining OpenTV in 1999, Mr. Livingston served as a consultant and part-time chief financial officer for Silicon Valley technology companies with such diverse specialties as genomics, Internet commerce, medical devices, chemical synthesis and enterprise software. Previously, he was director of corporate development at Apple Computer and chief financial officer for Taligent, a 400-employee Apple-IBM-Hewlett-Packard joint venture system software company. Mr. Livingston currently serves as a director of Genomic Health, Inc. and eHealth, Inc. Mr. Livingston holds a B.S. in Mechanical Engineering and an M.B.A. from Stanford University. We believe that Mr. Livingston possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his executive experience and his financial and accounting expertise with public companies.

John F. Milligan, Ph.D. has been a member of our Board of Directors since 2013. Dr. Milligan joined Gilead Sciences in 1990 as a research scientist and was made Director of Project Management and Project Team Leader for the Gilead Hoffmann-La Roche Tamiflu® collaboration in 1996. In 2002, Dr. Milligan was appointed Chief Financial Officer of Gilead. He was named Gilead’s Chief Operating Officer in 2007 and President in 2008. In 2008, Dr. Milligan joined the board of Biotechnology Industry Organization (BIO), the largest biotechnology industry organization. Dr. Milligan is a Trustee of Ohio Wesleyan University. Dr. Milligan received his BA from Ohio Wesleyan University, his Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco. We believe that Dr. Milligan possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his executive experience and his financial expertise in the life sciences industry.

Marshall Mohr has been a member of our Board of Directors since 2012. Since March 2006, he has been Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of surgical robotics. Prior to joining Intuitive Surgical, Mr. Mohr served as Vice President and Chief Financial Officer of Adaptec, Inc. Before 2003, Mr. Mohr was an audit partner with PricewaterhouseCoopers LLP where he was most recently the managing partner of the firm’s West Region Technology Industry Group and led its Silicon Valley accounting and audit advisory practice. Since 2005, Mr. Mohr has been a member of the board of directors and chairman of the audit committee of Plantronics, Inc., a provider of lightweight communications headsets and telephone headset systems, and also served as a member of the board of directors and chairman of the audit committee of Atheros Communications, Inc., a developer of semiconductor system solutions for wireless communications products, from November 2003 to May 2011 when Atheros was sold to Qualcomm, Inc. Mr. Mohr holds a Bachelor of Business Administration in Accounting and Finance from Western Michigan University. We believe that Mr. Mohr possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in financial and accounting matters.

Kathy Ordoñez has been a member of our Board of Directors since December 2014.  Ms. Ordoñez brings more than 30 years of experience in the life sciences and diagnostics industries. From January 2012 until June 2013, Ms. Ordoñez was a Senior Vice President at Quest Diagnostics, a leading provider of diagnostic information services, where she was initially responsible for leading the company’s R&D effort and later provided oversight to multiple businesses commercializing diagnostic products and testing services. Ms. Ordoñez joined Quest Diagnostics as part of its acquisition in 2011 of Celera Corporation, a leading provider of genetic testing products for HIV resistance, cystic fibrosis and high complexity tissue transplantation. From April 2002 until May 2011, Ms. Ordoñez was the Chief Executive Officer at Celera, and she founded Celera Diagnostics in December 2000. From 1985 until 2000, Ms. Ordoñez held several senior positions at Hoffmann- La Roche, overseeing the formation of Roche Molecular Systems, where she served as President and Chief Executive Officer, and led the wide-scale commercial application of the Polymerase Chain Reaction (PCR) technology to the research, diagnostic and forensic fields.  We believe that Ms. Ordoñez possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive experience in the life sciences industry.

Lucy Shapiro, Ph.D. has been a member of our Board of Directors since 2012. Dr. Shapiro currently serves as the Virginia and D.K. Ludwig Professor of Cancer Research and the Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University's School of Medicine, where she has been a faculty member since 1989. Dr. Shapiro is a co-founder and director of Anacor Pharmaceuticals, Inc. In 1989, Dr. Shapiro founded Stanford University's Department of Developmental Biology, and served as its Chairman from 1989 to 1997. Prior to that, Dr. Shapiro served as Chair of the Department of Microbiology and Immunology in the College of Physicians and Surgeons of Columbia University. She received a B.A. from Brooklyn College and a Ph.D. in Molecular Biology from the Albert Einstein College of Medicine.  Dr. Shapiro has received numerous awards and has been elected to the National Academy of Sciences, the American Academy of Microbiology, the American Academy of Arts and Sciences and the Institute of Medicine of the National Academy of Sciences for her work in the fields of molecular biology and microbiology. Dr. Shapiro previously served as a non-executive director of GlaxoSmithKline plc from 2001 to 2006. Dr. Shapiro was also a director of Gen-Probe, Inc. from 2008 to 2012.  We believe that Dr. Shapiro possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive experience in the life sciences industry.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee, each of which has the composition and the responsibilities described below. The Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee all operate under charters approved by our Board of Directors, which charters are available on the Investors Relations page of our website at www.pacb.com under “Corporate Governance.” Effective immediately after the Annual Meeting, our Board of Directors will also have a Science and Technology Committee.  The Science and Technology Committee will operate under a charter to be approved by our Board of Directors, which charter will be available on the Investors Relations page of our website at www.pacb.com under “Corporate Governance.”  Our Board of Directors from time to time establishes additional committees to address specific needs.

The following table sets forth (i) the three standing committees of the Board of Directors, the current members of each committee and the number of meetings held by each committee in fiscal year 2014, as well as (ii) the Science and Technology Committee, which becomes effective immediately after the Annual Meeting, and the directors who will become members of such committee:

Name of Director	Audit	Compensation	Corporate Governance and Nominating	Science and Technology (1)
David Botstein, Ph.D.				X
Brook Byers			X (chair)
William Ericson		X (chair)	X
Randy Livingston	X (chair)
John Milligan, Ph.D.	X	X
Marshall Mohr	X	X
Kathy Ordoñez (2)		X		X (chair)
Lucy Shapiro, Ph.D.			X	X
Number of Meetings Held During 2014	8	7	2

_____________

(1)	The Science and Technology Committee was created on March 4, 2015, to be effective immediately after the Annual Meeting.
(2)	Ms. Ordoñez was appointed to the Board of Directors on December 17, 2014. Her appointment to the Compensation Committee becomes effective immediately after the Annual Meeting.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process and assists the Board of Directors in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

•	selecting and hiring our independent auditors;
•	appointing, compensating and overseeing the work of our independent auditors;
•	approving engagements of the independent auditors to render any audit or permissible non-audit services;
•	reviewing the qualifications and independence of the independent auditors;
•	monitoring the rotation of partners of the independent auditors on our engagement team as required by law;
•	reviewing our financial statements and critical accounting policies and estimates;
•	reviewing the adequacy and effectiveness of our internal controls over financial reporting; and
•	reviewing and discussing with management and the independent auditors the results of our annual audit, quarterly financial statements and publicly filed reports.

The members of our Audit Committee are Messrs. Livingston and Mohr and Dr. Milligan. Mr. Livingston serves as our Audit Committee chairman. Our Board of Directors has determined that each member of the Audit Committee meets the financial literacy requirements under the rules of The NASDAQ Stock Market and the SEC and each of Messrs. Livingston and Mohr and Dr. Milligan qualify as Audit Committee financial experts as defined under SEC rules and regulations.

Compensation Committee

Our Compensation Committee oversees our corporate compensation policies, plans and programs. The Compensation Committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;
•	reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our Chief Executive Officer;
•	reviewing and approving compensation and corporate goals and objectives relevant to compensation for executive officers other than our Chief Executive Officer;
•	evaluating the performance of our executive officers in light of established goals and objectives;
•	developing in consultation with our Board of Directors and periodically reviewing a succession plan for our Chief Executive Officer; and
•	administering our equity compensations plans for our employees and directors.

The members of our Compensation Committee are Messrs. Ericson and Mohr and Dr. Milligan. Mr. Ericson serves as the chairman of our Compensation Committee. Effective immediately after the Annual Meeting, Ms. Ordoñez will also be a member of the committee. Our Board of Directors has determined that each member of our Compensation Committee is independent within the meaning of the independent director guidelines of The NASDAQ Stock Market. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, all applicable requirements of The NASDAQ Stock Market and SEC rules and regulations.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee oversees and assists our Board of Directors in reviewing and recommending corporate governance policies and nominees for election to our Board of Directors. The Corporate Governance and Nominating Committee is responsible for, among other things:

•	evaluating and making recommendations regarding the organization and governance of the Board of Directors and its committees;
•	assessing the performance of members of the Board of Directors and making recommendations regarding committee and chair assignments;
•	recommending desired qualifications for Board of Directors membership and conducting searches for potential members of the Board of Directors; and
•	reviewing and making recommendations with regard to our corporate governance guidelines.

The members of our Corporate Governance and Nominating Committee are Messrs. Byers and Ericson and Dr. Shapiro. Mr. Byers serves as the chairman of our Corporate Governance and Nominating Committee. Our Board of Directors has determined that each member of our Corporate Governance and Nominating Committee is independent within the meaning of the independent director guidelines of The NASDAQ Stock Market.

Science and Technology Committee

Effective immediately after our Annual Meeting, our Science and Technology Committee will oversee and assist our Board of Directors in reviewing relevant science and technology matters related to the Company.

The members of our Science and Technology Committee will be Dr. Botstein, Ms. Ordoñez and Dr. Shapiro. Ms. Ordoñez will serve as the chairman of our Science and Technology Committee.

Director Compensation

Employee directors are not compensated for Board services in addition to their regular employee compensation.

The following table sets forth information concerning compensation paid or accrued for services rendered to us by the non-employee members of our Board of Directors for the fiscal year ended December 31, 2014. Compensation paid to Dr. Hunkapiller is included in the section entitled “Executive Compensation” and excluded from the table below.

	Fees earned or	Option
Name	paid in cash ($)	Awards ($) (1)	Total ($)
David Botstein, Ph.D.	35,000	70,658	105,658
Brook Byers	45,000	70,658	115,658
William Ericson	69,000	70,658	139,658
Randy Livingston	55,000	70,658	125,658
John Milligan, Ph.D.	52,000	70,658	122,658
Marshall Mohr	52,000	70,658	122,658
Kathy Ordonez (2)	17,500	154,778	172,278
Lucy Shapiro, Ph.D.	40,000	70,658	110,658

________

(1)

Amounts shown represent the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be recognized by the directors. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements.

(2)	Ms. Ordoñez was appointed to the Board of Directors on December 17, 2014.

The aggregate number of shares subject to stock options outstanding and exercisable at December 31, 2014 for each non-employee director is as follows:

Name	Aggregate Number of Stock Options Outstanding as of December 31, 2014	Aggregate Number of Stock Options Exercisable as of December 31, 2014
David Botstein, Ph.D.	85,000	67,777
Brook Byers	112,500	102,083
William Ericson	112,500	102,083
Randy Livingston	157,500	147,083
John Milligan, Ph.D.	60,000	31,110
Marshall Mohr	110,000	97,221
Kathy Ordoñez	35,000	—
Lucy Shapiro, Ph.D.	85,000	65,833

Our Compensation Committee consulted with the independent compensation consultant regarding our outside director compensation policy relative to prevailing market data. Based on its review, the Compensation Committee recommended to the Board of Directors not to make any changes to existing cash or equity-based compensation levels.

Cash compensation: Each non-employee member of the Board of Directors was eligible to receive the following cash compensation: (1) annual retainer for each member of the Board of $35,000; (2) the chair of our Audit Committee is paid an additional annual retainer of $20,000, and members of our Audit Committee other than the chair are paid an additional annual retainer of $10,000; (3) the chair of our Compensation Committee is paid an additional annual retainer of $14,000, and members of our Compensation Committee other than the chair are paid an additional annual retainer of $7,000; (4) the chair of our Corporate Governance and Nominating Committee is paid an additional annual retainer of $10,000, and members of our Corporate Governance and Nominating Committee other than the chair are paid an additional annual retainer of $5,000; (5) the chair of our Science and Technology Committee will be paid an additional annual retainer of $10,000, and the members of our Science and Technology Committee other than the chair will be paid an additional annual retainer of $5,000; and (6) our lead independent director is paid an additional annual retainer of $15,000. We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

Equity Compensation: Each new non-employee director receives a stock option grant to purchase 35,000 shares of our common stock under the terms of the 2010 Outside Director Equity Incentive Plan (the “Director Plan”). These initial awards will vest over three years, with one-third of the shares subject to the option vesting on the one year anniversary of the date of grant, and the remaining shares vesting monthly over the following two years, provided such non-employee director continues to serve as a director through each vesting date. In addition, each non-employee director automatically receives an annual stock option grant to purchase 25,000 shares of our common stock on the date of the annual meeting beginning on the date of the first annual meeting that is held at least four months after such non-employee director received his or her initial award, provided such non-employee director continues to serve as a director through such date. Such annual awards vest monthly over one year, provided such non-employee director continues to serve as a director through each vesting date.

In the event of a “change in control,” as defined in our Director Plan, with respect to awards granted under the Director Plan to non-employee directors, the participant non-employee director will fully vest in and have the right to exercise awards as to all shares underlying such awards and all restrictions on awards will lapse, and all performance goals or other vesting criteria will be deemed achieved at 100% of target level and all other terms and conditions met.

PROPOSAL 1:  ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a classified Board of Directors.  Each person elected as a Class II director at the Annual meeting will serve for a three-year term expiring on the date of the 2018 annual meeting of stockholders.

Our Board of Directors has nominated Michael Hunkapiller, Ph.D., Randall Livingston, and Marshall Mohr for election as Class II directors at the Annual Meeting. Please refer to “Board of Directors and Committees of the Board” section above for the nominees’ biographies.

The three nominees receiving the highest number of votes will be elected at the Annual Meeting. In the event a nominee is unable or declines to serve as a director, the proxies will be voted at the Annual Meeting for any nominee who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Summary information regarding our Class II nominees, as well as directors not up for election at the Annual meeting is set forth below.

Name of Director	Age	Principal Occupation	Director Since
Class II Nominees
Michael Hunkapiller, Ph.D.	66	Chairman, President and Chief Executive Officer of Pacific Biosciences of California, Inc.	2005
Randy Livingston	61	Vice President for Business Affairs and Chief Financial Officer of Stanford University	2009
Marshall Mohr	59	Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc.	2012

Class III Directors (term expires 2016)
William Ericson	56	Managing Partner of Mohr Davidow Ventures	2004
David Botstein, Ph.D.	72	Chief Scientific Officer of Calico Life Sciences	2012
Kathy Ordoñez	64	Senior Vice President (retired), Quest Diagnostics; former Chief Executive Officer of Celera and of Roche Molecular Systems	2014

Class I Directors (term expires 2017)
Brook Byers	69	Managing Partner of Kleiner Perkins Caufield & Byers	2004
John Milligan, Ph.D.	54	President & Chief Operating Officer of Gilead Sciences, Inc.	2013
Lucy Shapiro, Ph.D.	74	Virginia and D.K.Ludwig Professor of Cancer Research and the Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University's School of Medicine	2012

There is no family relationship among any of the nominees, directors and/or any of our executive officers. Our executive officers serve at the discretion of the Board. Further information about our directors, including each of the Class II director nominees, is provided in the “Board of Directors and Committees of the Board” section above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL THREE CLASS II DIRECTOR NOMINEES TO SERVE AS CLASS II DIRECTORS.

PROPOSAL 2:  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2015. Ernst & Young LLP has audited our consolidated financial statements since 2011. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. The Board, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and the Company’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

The following table sets forth the approximate aggregate fees billed to the Company by Ernst & Young in fiscal 2014 and 2013:

Fee Category	2014	2013
	(in thousands)
Audit Fees	$768	$811
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	2
Total Fees	$768	$813

Audit Fees consisted of professional services rendered in connection with the audit of the Company’s annual financial statements and quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q. This category also includes advice on accounting matters that arose during the audit or the review of interim financial statements.

Audit-Related Fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax Fees consisted of professional services rendered in connection with tax compliances and consulting services.

All Other Fees consisted of fees paid for a subscription to an accounting research database.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of Ernst & Young.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction with us, where aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, without the prior consent of our Audit Committee, subject to the pre-approval exceptions described below. If advance approval is not feasible then the related party transaction will be considered at the Audit Committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, our Audit Committee considers the facts and circumstances available and deemed relevant by our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our Audit Committee has reviewed certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000, including employment of executive officers, director compensation, certain transactions with other organizations, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

Related Party Transactions

During 2014, we were party to the following transactions in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Employment of Related Persons

We employ Kathryn Keho as our Senior Director,  Vertical Marketing, who is the daughter of Dr. Michael Hunkapiller, our Chairman, Chief Executive Officer and President. Ms. Keho’s compensation totaled $209,900 in 2014 and her annual base salary was  $202,046 for the year ended December 31, 2014 and is $218,200 for the year ending December 31, 2015.  Ms. Keho was granted the following options to purchase shares of our common stock during 2012,  2013 and 2014:

	All other option awards:
	number of securities		Exercise or base price
Grant Date	underlying options (#)		of option award ($)
11/15/2012	14,000	(1)	1.16
11/15/2013	18,000	(2)	4.07
8/15/2014	11,500	(2)	5.18

__________

(1)

Twenty percent of such options will vest on the first anniversary date of each grant, and the remaining options vest at a rate of 1/60th of the total number of shares subject to the option each month thereafter, subject to continued service with us.

(2)	The options vest at a rate of 1/48th of the total number of shares subject to the option each month over the next four years, subject to continued service with us.

We believe that Ms. Keho’s compensation, which is periodically reviewed by the Compensation Committee, is comparable with compensation paid to other employees with similar levels of responsibility and years of experience.

Stanford University

Randy Livingston is the Vice President for Business Affairs and Chief Financial Officer of Stanford University. Lucy Shapiro, Ph.D., is the Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University's School of Medicine. Additionally, Brook Byers is on the Board of Trustees of Stanford University. During 2013, we recognized revenue relating to Stanford University with a total value of approximately $187,000. As of December 31, 2013, $3,000 of our accounts receivable balance of $2,746,000 related to Stanford University. During 2014, we recognized revenue relating to Stanford University with a total value of approximately $361,000. As of December 31, 2014, $10,000 of our accounts receivable balance of $3,406,000 related to Stanford University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 28, 2015 with respect to the beneficial ownership of our common stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled “Summary Compensation Table”  under the section entitled “Executive Compensation”; and (iv) all directors and executive officers as a group. As of February 28, 2015,  73,984,140 shares of our common stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of the our common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. Unless otherwise noted below, the address of each stockholder listed on the table is c/o Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, California 94025.

Name and address of beneficial owner (1)	Number of Shares Owned (2)	Right to Acquire Shares (3)	Total Beneficial Ownership	Percent of Class (4)
5% Stockholders:
Entities affiliated with Deerfield Management Company, L.P. (5)	5,120,771	5,500,000	10,620,771	14.3%
BlackRock Inc. (6)	7,382,305	—	7,382,305	10.0%
Entities affiliated with Maverick Capital Ltd. (7)	6,459,784	—	6,459,784	8.7%
Entities affiliated with Mohr Davidow Ventures (8)	5,598,397	—	5,598,397	7.6%
KPCB Holdings, Inc. (9)	3,696,654	—	3,696,654	5.0%
Named executive officers and directors:
David Botstein, Ph.D.	—	79,999	79,999	*
Brook Byers (10)	3,696,654	110,416	3,807,070	5.5%
William Ericson (11)	5,598,397	110,416	5,708,813	7.7%
Michael Hunkapiller, Ph.D. (12)	4,437,246	1,207,143	5,644,389	7.6%
Randy Livingston	—	155,416	155,416	*
John Milligan, Ph.D.	—	43,332	43,332	*
Marshall Mohr	—	107,360	107,360	*
Kathy Ordoñez	—	—	—	*
Lucy Shapiro, Ph.D.	—	78,055	78,055	*
Susan K. Barnes	71,179	805,436	876,615	*
Kevin Corcoran	29,607	569,585	599,192	*
Michael Phillips	162,309	400,263	562,572	*
All directors and executive officers as a group (12 people)	13,995,392	3,667,421	17,662,813	23.9%

_________

(*) Represents beneficial ownership of less than 1%.

(1) Unless otherwise indicated, all persons named as beneficial owners have sole voting power and sole investment power with respect to the shares indicated as beneficially owned and the address of each beneficial owner listed on the  table is c/o Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, California 94025.

(2) Excludes shares that may be acquired through the exercise of outstanding stock options.

(3) Represents shares issuable upon exercise of options exercisable within 60 days after February 28, 2015; however, unless otherwise indicated, these shares do not include any options awarded after February 28, 2015.

(4) For purposes of calculating the Percent of Class, shares that the person or entity had a right to acquire are deemed to be outstanding when calculating the Percent of Class of such person or entity.

(5) Based on information taken from Schedule 13G filed February 17, 2015 reporting on ownership as of December 31, 2014. Shares of record includes an aggregate of 5,120,771 shares of common stock and warrants to purchase 5,500,000 shares of common stock held by Deerfield Partners, L.P., Deerfield International Master Fund, L.P., Deerfield Special Situations Fund, L.P., Deerfield Special Situations International Master Fund, L.P., Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P., of which Deerfield Mgmt, L.P. is the general partner. The provisions of the warrants beneficially owned by the reporting person restrict the exercise or conversion of such securities to the extent that, upon such exercise or conversion, the number of shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group” would exceed 9.98% of the total number of shares of the Issuer then outstanding (the “Ownership Cap”). Accordingly, notwithstanding the number of shares reported, the reporting person disclaims beneficial ownership of the shares underlying such warrants to the extent beneficial ownership of such shares would cause all reporting persons hereunder, in the aggregate, to exceed the Ownership Cap.  Deerfield Mgmt., L.P., Deerfield Management Company, L.P. and James E. Flynn have shared voting and shared dispositive power as to 10,620,771 shares. Number of Shares owned includes (i) 1,133,667 shares held by Deerfield Partners, L.P.; (ii) 1,415,200 shares held by Deerfield International Master Fund, L.P.;  (iii) 785,331 shares held by Deerfield Special Situations Fund, L.P., including warrants to purchase 706,280 shares of common stock; (iv) 566,769 shares held by Deerfield Special Situations International Master Fund, L.P., including warrants to purchase 501,037 shares of common stock; (v) 929,608 shares held by Deerfield Private Design Fund II, L.P.;  (vi) 1,497,513 shares held by Deerfield Private Design International, L.P.; (vii) 2,000,390 shares held by Deerfield Private Design Fund II, L.P., including warrants to purchase 2,000,390 shares of common stock; (viii) 2,292,293 shares held by Deerfield Private Design International II, L.P., including warrants to purchase 2,292,293 shares of common stock. The address of these entities is c/o Deerfield Partners, 780 Third Avenue, 37th Floor, New York, NY 10017.

(6) Based on information taken from Schedule 13G filed on January 9, 2015 reporting on ownership as of December 31, 2014. The address of this entity is 55 East 52nd Street, New York, NY 10022.

(7) Based on information taken from Schedule 13G/A filed February 17, 2015 reporting on ownership as of December 31, 2014. Maverick Capital, Ltd., 300 Crescent Court, 18th Floor, Dallas, TX 75201, is an investment adviser.

(8) Based on information taken from Schedule 13G filed February 17, 2015 reporting on ownership as of December 31, 2014. Shares of record includes (i) 5,074,066 shares held by MDV VII, L.P. as nominee for MDV VII, L.P., MDV VII Leaders’ Fund, L.P., MDV ENF VII(A), L.P. and MDV ENF VII(B), L.P.; (ii) 370,333 shares held by MDV VII Leaders’ Fund, L.P.; (iii) 101,267 shares held by MDV ENF VII(A), L.P. and (iv) 52,731 shares held by MDV ENF VII(B), L.P. The address of these entities is c/o Mohr Davidow Ventures, 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, CA 94025. Each of Jonathan Feiber, Nancy Schoendorf, and Seventh may be deemed to share voting and dispositive power over the shares held by MDV.

(9) Shares of record include 3,696,654 shares of common stock held for convenience in the name of “KPCB Holdings, Inc. as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and other individuals and entities that each exercises its own voting and dispositive control over the shares for its own account. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. The address for these entities is 2750 Sand Hill Road, Menlo Park, CA 94025. Brook Byers, John Doerr, Joseph Lacob, Raymond Lane, Ted Schlein and Russ Siegelman have shared voting and investment powers with respect to the shares, and each disclaims beneficial ownership except to the extent of any pecuniary interest therein.

(10) Number of shares owned includes 3,696,654 shares listed in footnote (9) above held for the account of entities affiliated with Kleiner Perkins Caufield & Byers where Mr. Byers is a Managing Partner. Mr. Byers disclaims beneficial ownership of any options or shares held by entities affiliated with Kleiner Perkins Caufield & Byers except to the extent of his pecuniary interest therein.

(11) Number of shares owned includes 5,598,397 shares listed in footnote (8) above held of record by funds affiliated with Mohr Davidow Ventures where Mr. Ericson is a Managing Partner. Mr. Ericson disclaims beneficial ownership of any shares held of record by funds affiliated with Mohr Davidow Ventures except to the extent of his pecuniary interest therein.

(12) Number of shares owned includes 2,637,246 shares held of record by funds affiliated with Alloy Ventures where Dr. Hunkapiller is a General Partner. Dr. Hunkapiller disclaims beneficial ownership of any shares held of record by funds affiliated with Alloy Ventures except to the extent of his pecuniary interest therein.

EXECUTIVE OFFICERS

Biographical data for each of our current executive officers is set forth below, except Dr. Hunkapiller’s biography, which is included under the heading “Board of Directors and Committees of the Board” above.

Executive Officers

Susan K. Barnes, age 61,  joined us in 2010 as our Senior Vice President and Chief Financial Officer and was promoted to Executive Vice President and Chief Financial Officer in December 2010. From 1997 to 2005, she was senior vice president, finance and chief financial officer of Intuitive Surgical, Inc. Ms. Barnes served on several boards of directors of public and private companies, including Northstar Neuroscience, Inc. from February 2006 to December 2009, where she also served as Audit Committee chair, and RAE Systems from September 2004 to May 2006, where she served as chair of the Audit Committee. Ms. Barnes holds an A.B. from Bryn Mawr College and an M.B.A. from the Wharton School, University of Pennsylvania.

Kevin Corcoran, age 56,  joined us in 2007 as our Vice President of software and informatics development. In March 2011 Mr. Corcoran was promoted to Senior Vice President and was responsible for all systems related development for the PacBio RS SMRT Sequencing System, and in March 2012, he became our Senior Vice President of Market Development and is responsible for overall management of developing and increasing market opportunities for our current and future products.  Mr. Corcoran served as President and CEO of Lynx Therapeutics from 2002 to 2004 where he was responsible for the development and commercialization of a massively parallel short read sequencing technology. While at Lynx, Mr. Corcoran jointly acquired with Solexa management the DNA cluster amplification technology, which is now a key component of Illumina’s sequencing platforms. From 2004 to 2007 Mr. Corcoran served as Vice President and General Manager of Applied Biosystems DNA sequencing business, a global business with over $600M dollars in annual sales. While at ABI, Mr. Corcoran managed the teams responsible for the commercial development and deployment of SOLiD.  Mr. Corcoran holds a B.S. in Computer Science from California State University, Hayward.

Michael Phillips, age 64,  joined us in 2005 as our Vice President of Product Development and since February 2010, has served as our Senior Vice President of Research and Development. Prior to joining us, Mr. Phillips held various management roles at Applied Biosystems spanning research and development, test, manufacturing operations and service support from 1986 to April 2005. His most recent position at Applied Biosystems was Senior Director, Research and Development. Mr. Phillips earned a B.S. in Bacteriology from the University of California, Davis.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the following section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

Members of the Compensation Committee

William Ericson, Chairman

Marshall Mohr

John Milligan, Ph.D.

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.

Overview

Our executive compensation program is overseen and administered by the Compensation Committee.

The guiding principle in the development of our compensation strategy is to create and nurture a pay-for-performance culture, where contributions to enhancing stockholder value have the potential to be matched with appropriate financial rewards. The objectives of our compensation program are to:

•	align compensation practices with the creation of long-term value for our stockholders;
•	attract the best and brightest employees;
•	motivate successful execution of our corporate objectives;
•	ensure that broad-based compensation programs are aligned with company objectives that when achieved will lead to an increase in value for our stockholders; and
•	ensure retention of key staff.

Our current executive compensation programs consist primarily of salary, incentive cash bonuses and stock options.  We anticipate making new equity awards and adjustments to the components of our executive compensation program in connection with our yearly compensation review, which will be based, in part, upon market analysis performed by the compensation consultant retained by our Compensation Committee.

Compensation of the Chief Executive Officer and Chief Financial Officer

Our compensation strategy objectives relative to our Chief Executive Officer and Chief Financial Officer resulted from their willingness to forgo base salaries and incentive cash compensation. In evaluating the compensation flexibility afforded by these executives, the Compensation Committee,  in consultation with the independent compensation consultant, proposed, and the Board approved, compensation packages comprised of equity and the opportunity to participate in standard employee benefits with the intention of providing market level compensation and closely aligning the compensation of these executives to the value generated for stockholders. The structures negotiated and proposed by the Compensation Committee represent one year arrangements that will be assessed and revisited annually. The Board has the authority to approve changes to the compensation of the Chief Executive Officer and Chief Financial Officer at any time.

Role of Compensation Consultant

Our Compensation Committee selected and engaged Radford, an Aon Hewitt Consulting Company, as its compensation consultant to advise the Compensation Committee in matters related to executive compensation and broader employee compensation programs, including the prevailing market compensation environment, appropriate peer companies, compensation survey data, and compensation trends. Radford reports directly to the Compensation Committee and the Compensation Committee maintains sole authority to direct Radford’s work. Radford provides general observations regarding our executive and broader employee compensation programs.

Role of Executive Officers in Compensation Decisions

For executive officers other than our Chief Executive Officer, our Compensation Committee has historically sought and considered input from our Chief Executive Officer and Chief Financial Officer regarding our executive officers’ responsibilities, performance, and compensation. Our Chief Executive Officer and Chief Financial Officer recommend base salary and equity award levels that are used throughout our compensation plans, and advised our Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. Our Compensation Committee considers our Chief Executive Officer’s and Chief Financial Officer’s recommendations, and approves the specific compensation for all the executive officers. Our Compensation Committee meets in executive session, without our Chief Executive Officer and Chief Financial Officer, when discussing or making recommendations regarding their compensation. Our Compensation Committee discusses with the Chief Executive Officer the core operational and financial metrics to drive the business forward, and how various forms of variable and incentive compensation can be applied at the executive level to achieve our goals.

Components of Our Executive Compensation Program

The components of our executive compensation program through fiscal 2014 have consisted primarily of base salaries, incentive cash bonuses, equity awards and broad-based benefits programs. We combine short-term compensation components, namely base salaries and incentive bonuses with long-term equity incentive compensation components to provide an overall compensation structure that is designed to financially reward executives for creating additional value for our stockholders, attract and retain key executives and provide incentive for the achievement of short-term and long-term corporate objectives. The Compensation Committee and the Board of Directors believe these elements are appropriate components of executive compensation and are consistent in the technology and life sciences industries. We do not provide a pension plan for our named executive officers or for the majority of our employees and none of our named executive officers participate in a Company sponsored nonqualified deferred compensation plan. We provide a pension plan to employees at certain foreign subsidiaries in order to remain competitive or to conform to local statutory requirements.

Base Salary

The Compensation Committee determined base salaries for each of our named executive officers, other than our Chief Executive and Chief Financial Officers,  based on the executive’s role and responsibilities, a review of any applicable market data and individual job performance. In its review of applicable market data, the Committee utilized compensation survey data provided by Radford for the technology and life sciences industries for companies of similar size to ours.  In consideration of the market data and subjective assessments of each executive officer’s position, experience, responsibilities, and performance, the Compensation Committee set annual base salaries for our named executive officers, other than our Chief Executive and Chief Financial Officers, at approximately the 50th percentile for 2014 relative to the market data reviewed.

Incentive Bonus

Incentive cash bonuses, structured as a percentage of base salary, are intended to correlate executive compensation with important corporate objectives that the Board believes are aligned with stockholder interests for long-term value creation.  The achievement of such objectives provides our executive officers the opportunity to earn total cash compensation at approximately the 50th percentile of the market data.

Incentive bonuses offered to our named executive officers during 2014 afforded the opportunity for executives to earn up to 40% of their base salary based on the achievement of certain corporate operational, product performance, and financial metrics. At the Chief Executive Officer’s discretion, based on performance, the actual bonus paid for each named executive officer can then be adjusted up or down to reflect the individual’s contributions to the Company’s goals. During 2014  approximately 93% of the company objectives were achieved, resulting in executives receiving 74% of their target bonus opportunity.

Similar to 2014, 2015 incentive bonuses for all of our executive officers will be based on the achievement of corporate operational and financial metrics. The goals and objectives we have established are aggressive, but attainable, and are based on goals we believe align the compensation of our senior management team and executives with the priorities for the Company that we anticipate will drive additional value for our stockholders. The 2015 incentive bonuses have a minimum threshold of achievement, below which incentives will not be paid. Full achievement of corporate and personal goals and objectives would result in the potential incentive bonus payment of up to 45% of the named executive officer’s base salary. Final bonus payments can be adjusted subject to the discretion of the Company’s Chief Executive Officer.

Equity Incentives

We believe that equity grants align the interests of our key employees with the development of long-term value for our stockholders. Our equity-based incentives, comprised of options to purchase shares of our common stock, are subject to vesting over four years in order to incentivize our executive officers and key employees to remain in our employ during the vesting period.

In determining equity awards for named executive officers, the Compensation Committee and the Board consider market data regarding the equity compensation practices in the technology and life sciences industries, including stock dilution, and the equity compensation for comparable positions among comparable companies. While the Compensation Committee reviews the realized or unrealized value of prior equity awards, it determines the annual target considering economic value, retention objectives, and dilution.

Stock option awards to executives,  including our named executive officers, are granted annually. During the first quarters of 2014 and 2015,  in consideration of the prior years’ accomplishments and to provide ongoing long-term incentives and promote the retention of our executives, our Compensation Committee approved additional option grants to our executives.  Refer to “Grants of Plan-Based Awards”  section of this proxy statement for further details.

Benefits

We provide the following benefits to our named executive officers on the same basis provided to our employees:

•	health, dental and vision insurance;
•	health savings account (HSA);
•	life, travel accident, and accidental death and dismemberment insurance;

•	a 401(k) plan;
•	short-term and long-term disability insurance;
•	health care, dependent care and commuter flexible spending accounts;
•	an employee assistance program; and
•	an employee stock purchase plan.

Tax Considerations

We have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code of 1986, as amended (or the “Code”). Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of 409A.

Because of the limitations of Code Section 162(m), we generally receive a federal income tax deduction for compensation paid to our chief executive officer and to certain other highly compensated officers only if the compensation is less than $1,000,000 per person during any fiscal year or is “performance-based” under Code Section 162(m). We do not currently structure any of our compensation to qualify as performance-based compensation. We accumulated net operating losses over several years and could not currently benefit from deductions we might otherwise be able to take if we did qualify compensation as performance-based under Section 162(m). Further, Section 162(m) generally requires a certain rigidity to quantify compensation as performance-based and we believe that currently it is in the company’s best interest to retain flexibility and to structure programs in a manner to incent our executives to drive long-term stockholder value. While our Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, our Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.

Compensation Risk Assessment

In establishing and reviewing our overall compensation program, the Compensation Committee considers whether the program and its various elements encourage or motivate executives or other employees to take inappropriate risks, or introduce excessive business risk. At the direction of the Compensation Committee, we have previously reviewed our compensation practices and policies and our findings were presented to the Compensation Committee for consideration. After consideration of the information presented, the Compensation Committee concluded that our compensation programs, including our executive compensation program, do not encourage excessive risk taking by our executives or other employees.  As a result, we have concluded that our employee compensation program does not create risk that is reasonably likely to have a material adverse effect on Pacific Biosciences.

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members is or had ever been one of our officers or employees until January 2012, when Dr. Hunkapiller was appointed Chief Executive Officer and President.  Upon Dr. Hunkapiller’s appointment as our Chief Executive Officer and President, he resigned from the Compensation Committee. In addition, during the last fiscal year, none of our officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Executive Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation of our principal executive officer and each of our other executive officers, together referred to as our named executive officers, for each of the years they were so designated during 2014, 2013 and 2012.

Summary Compensation Table

					Option Awards	Total
Name and principal position	Year	Salary ($)	Bonus ($)	Other ($)	($) (1)	($)
Michael Hunkapiller, Ph.D. (2)	2014	1	—	—	1,949,000	1,949,001
President, Chief Executive Officer	2013	1	—	—	745,421	745,422
and Chairman of the Board of	2012	394,102	—	—	1,782,900	2,177,002
Directors

Susan Barnes	2014	1	—	—	1,169,400	1,169,401
Executive Vice President and Chief	2013	1	—	—	436,508	436,509
Financial Officer	2012	320,000	—	—	709,300	1,029,300

Kevin Corcoran	2014	307,500	91,463	—	447,570	846,533
Senior Vice President of Market	2013	300,000	61,536	—	128,980	490,516
Development	2012	300,000	100,224	—	709,300	1,109,524

Michael Phillips	2014	307,500	91,463	—	447,570	846,533
Senior Vice President Research	2013	300,000	61,536	—	128,980	490,516
and Development	2012	300,000	100,224	—	425,580	825,804

_________

(1)

Amounts shown represent the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be recognized by our named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements.

(2)	Dr. Hunkapiller received compensation for serving as a director until his appointment as our Chief Executive Officer and President on January 5, 2012.

As of March 31, 2015, for the year ending December 31, 2015,  the annual base salary for Michael Hunkapiller, Ph.D., Susan Barnes, Kevin Corcoran and Michael Phillips is $1, $1, $307,500 and $307,500, respectively.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of the named executive officers during the fiscal year ended December 31, 2014.

Grants of Plan-Based Awards

Name	Grant date	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of option awards ($) (1)
Michael Hunkapiller, Ph.D.	3/17/2014	500,000	6.14	1,949,000
Susan Barnes	3/17/2014	300,000	6.14	1,169,400
Kevin Corcoran	2/18/2014	100,000	7.05	447,570
Michael Phillips	2/18/2014	100,000	7.05	447,570

__________

(1)

Amounts shown represent the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be recognized by our named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements.

The following table presents information concerning grants of plan-based awards made to each of the named executive officers through March 31, 2015 for the fiscal year ending December 31, 2015:

Name	Grant date	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)
Michael Hunkapiller, Ph.D.	3/16/2015	400,000	5.72
Susan Barnes	3/16/2015	250,000	5.72
Kevin Corcoran	2/17/2015	100,000	6.91
Michael Phillips	2/17/2015	100,000	6.91

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by the named executive officers at the end of the fiscal year ended December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of securities underlying outstanding options (#)
Name	exercisable	unexercisable		Option exercise price ($/sh)	Option expiration date
Michael Hunkapiller, Ph.D.	25,000	—		16.00	10/26/2020
	12,500	—		10.58	6/23/2021
	729,159	270,841	(1)	3.01	1/9/2022
	203,491	351,509	(2)	2.27	3/15/2023
	83,330	416,670	(2)	6.14	3/17/2024
Susan Barnes	327,942	—	(3)	8.50	2/22/2020
	102,084	22,916	(3)	13.72	12/15/2020
	141,668	108,332	(3)	4.79	2/15/2022
	119,161	205,839	(2)	2.27	3/15/2023
	49,998	250,002	(2)	6.14	3/17/2024
Kevin Corcoran	112,500	—		1.96	11/26/2017
	37,500	—		6.96	9/17/2018
	50,000	—	(3)	8.50	2/17/2020
	11,250	1,250	(3)	12.74	7/29/2020
	112,501	37,499	(3)	14.24	3/15/2021
	141,668	108,332	(3)	4.79	2/15/2022
	36,667	63,333	(3)	2.18	2/15/2023
	20,833	79,167	(4)	7.05	2/18/2024
Michael Phillips	31,663	—		0.70	9/8/2015
	37,500	—		1.96	6/21/2017
	62,500	—		6.96	9/17/2018
	87,501	—	(3)	8.50	2/17/2020
	4,500	500	(3)	12.74	7/29/2020
	4,200	1,800	(3)	11.64	6/15/2021
	85,001	64,999	(3)	4.79	2/15/2022
	36,667	63,333	(3)	2.18	2/15/2023
	20,833	79,167	(4)	7.05	2/18/2024

________

(1) Stock option vests at the rate of 1/4th of the total number of shares subject to the option after one year and 1/48th per month for the next three years.

(2) Stock option vests at the rate of 1/60th of the total number of shares subject to the option each month over the next five years.

(3) Stock option vests at the rate of 1/5th of the total number of shares subject to the option after one year and 1/60th per month for the next four years.

(4) Stock option vests at the rate of 1/48th of the total number of shares subject to the option each month over the next four years.

Option Exercises and Stock Vested at Fiscal Year-End

No options were exercised during 2014 by the named executive officers and no stock awards were granted during 2014.

Employment Agreements and Change of Control Arrangements

For our Chief Executive Officer, Dr. Hunkapiller, upon the occurrence of involuntary termination within 12 months following a change of control, (i) 100% of any unvested equity will vest and (ii) he will receive salary continuation and benefits for 12 months. For the other executive officers, upon the occurrence of involuntary termination within 12 months following a change of control, (i) 100% of any unvested equity will vest and (ii) the executive will receive salary continuation and benefits for 6 months.

The following table describes the potential payments and benefits to each of our named executive officers following a termination of employment without cause, due to death or a disability or for good reason on December 31, 2014, based on the severance and change of control provisions described above and based on equity grants outstanding as of December 31, 2014. Salary amounts shown for Michael Hunkapiller, Ph.D. and Susan Barnes reflect revisions to their respective severance agreements as of January 1, 2015.  Actual amounts payable to each executive listed below upon termination can only be determined definitively at the time of each executive’s actual departure. In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred.

Potential Payments upon Involuntary Termination or Change of Control

Compensation and benefits	Involuntary termination or change of control ($)
Michael Hunkapiller, Ph.D.
Salary	—
Equity Acceleration (1)	3,974,406
Health care benefits	216
Total	3,974,622
Susan Barnes
Salary	—
Equity Acceleration (1)	1,901,939
Health care benefits	11,160
Total	1,913,099
Kevin Corcoran
Salary	153,750
Equity Acceleration (1)	751,419
Health care benefits	7,839
Total	913,008
Michael Phillips
Salary	153,750
Equity Acceleration (1)	619,254
Health care benefits	10,197
Total	783,201

__________

(1)

Calculated as the intrinsic value per option, multiplied by the number of options that become immediately vested upon involuntary termination or change of control. The intrinsic value per option is calculated as the excess of the closing market price on December 31, 2014, $7.84 per share, over the exercise price of the option.

Equity Compensation Plan Information

The following table presents information about the Company’s equity compensation plans as of December 31, 2014 (in thousands, except price data):

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	16,491	5.10	4,945
Equity compensation plans not approved by security holders	—	—	—

AUDIT COMMITTEE REPORT

The following audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

Our Audit Committee is composed of “independent” directors, as determined in accordance with NASDAQ Stock Market’s Rules and Rule 10A-3 of the Exchange Act. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.pacb.com.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors with its oversight responsibilities regarding the integrity of our Company’s financial statements, our compliance with legal and regulatory requirements, assessing the independent auditor’s qualifications and independence, the performance and scope of independent audit procedures performed on the Company’s financial statements and internal control, and management’s process for assessing the adequacy of the Company’s system of internal control. Management is responsible for preparation, presentation, and integrity of our financial statements as well as our financial reporting process, accounting policies, internal control over financial reporting, and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has:

•	reviewed and discussed our audited financial statements with management and Ernst & Young LLP, the independent auditors;
•

discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the auditors their independence.

In addition, the Audit Committee has regularly met separately with management and with Ernst & Young LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Randy Livingston, Chairman

Marshall Mohr

John Milligan, Ph.D.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC reports about their ownership of common stock and other equity securities of the Company. Such directors, officers and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on our review of the reports provided to us and on representations received from our directors and executive officers that no annual Form 5 reports were required to be filed by them, we believe that all of our executive officers, directors and persons who beneficially own more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2014.

Stockholder Proposals

Stockholder Proposals for 2016 Annual Meeting

The submission deadline for stockholder proposals to be included in our proxy materials for the 2016 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is December 17, 2015 except as may otherwise be provided in Rule 14a-8.  All such proposals must be in writing and received by our Corporate Secretary at Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, CA 94025 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2016 annual meeting of stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2015 Annual Meeting

Under our Bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our Bylaws as in effect from time to time.  For the 2016 annual meeting of stockholders, a stockholder notice must be received by our Corporate Secretary at Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, CA 94025, no earlier than December 17,  2015 and no later than January 16, 2016.  However, if the 2016 annual meeting of stockholders is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the 2015 Annual Meeting of Stockholders, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2016 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2016 annual meeting of stockholders, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Please refer to the full text of our advance notice Bylaw provisions for additional information and requirements.  A copy of our Bylaws may be obtained by writing to our Corporate Secretary at the address listed above.

Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders.  This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders.  Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies.  Any stockholders who object to or wish to begin householding may notify our Investor Relations Department at ir@pacificsciences.com or Investor Relations, Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, CA 94025.

Fiscal Year 2014 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2014 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement.  Our Annual Report and this proxy statement are posted on our website at www.pacb.com and are available from the SEC at its website at www.sec.gov.  You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, Pacific Biosciences of California, Inc., 1380 Willow Road, Menlo Park, CA 94025.

By Order of the Board of Directors

Menlo Park, California

April 3, 2015

Pacific Biosciences of California, Inc.

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IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 19, 2015.

Vote by Internet

- Go to **www.investorvote.com/PACB**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET **OR** TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEM 2.

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1. ELECTION OF CLASS II DIRECTORS: 01 - Michael Hunkapiller, PhD 02 - Randy Livingston 03 - Marshall Mohr

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees** ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

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B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT
1 U P X 2 3 3 2 1 3 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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